Exhibit 21.1

SUBSIDIARIES OF LAMB WESTON HOLDINGS, INC.

Lamb Weston Holdings, Inc., as of the distribution date, is expected to be the parent corporation owning, directly or indirectly, 100% of the voting securities (unless otherwise noted) of the following subsidiaries:

Subsidiary	Jurisdiction of Formation
Lamb Weston Sales, Inc.	Delaware

ConAgra Foods Lamb Weston, Inc.	Delaware

South Slope Irrigation Association (majority owned by ConAgra Foods Lamb Weston, Inc.)	Washington

Ontario Asset Holdings, LLC	Delaware

Lamb Weston/Midwest, Inc.	Washington

ConAgra Foods Japan KK	Japan

Lamb Weston (Shanghai) Commercial Company Limited	China

ConAgra International Private Limited	Singapore

Lamb Weston Holland B.V.	Netherlands

CFLW (Hong Kong) Limited	Hong Kong

ConAgra Foods Lamb Weston Mexico, S.A. de C.V.	Mexico

Tai Mei Agriculture Limited	Hong Kong

Tai Mei Potato Industry Limited	China

Lamb Weston Canada ULC	Canada

Lamb Weston International B.V.	Netherlands

Lamb Weston Netherlands B.V.	Netherlands

ConAgra Foods (Mauritius) Limited	Mauritius

The corporations listed above are included in the consolidated financial statements of Lamb Weston Holdings, Inc.